Exhibit 99.1

UPHEALTH PROVIDES CORPORATE UPDATE AND ISSUES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2023
~ Posts Strong Year Over Year Revenue Growth in Telehealth and Behavioral Health Businesses, Gross Margin Expanded to 54% and $5.4 million in Adjusted EBITDA ~
~ Reviews in Detail the Voluntary Chapter 11 Protection Filings of One Division of UpHealth, Inc., UpHealth Holdings, Inc., and Certain of its Subsidiaries ~
~ Entered into Definitive Agreement for Sale of Cloudbreak Health Business to GTCR for $180 Million ~
~ Simplifies Strategy and Focuses on Profitable TTC, Behavioral Healthcare Business ~

DELRAY BEACH, Fla. – November 20, 2023 – UpHealth, Inc. (“we,” “UpHealth,” or the “Company”) (NYSE: UPH), today issued a corporate update in the form of a letter to shareholders on behalf of CEO, Martin Beck, inclusive of financial results for the third quarter ended September 30, 2023.

Dear Fellow Shareholders,

I wanted to take the opportunity in conjunction with the release of our results for the third quarter of 2023 to provide you all with details of our strong financial performance in the third quarter and to summarize the various actions that we have taken over the course of the past several weeks.

First, I would like to comment on this quarter’s financial results, which demonstrate the continued strength of our Telehealth and Behavioral Health businesses through September 30, 2023. For the third quarter of 2023, we reported total revenues of $32.7 million, compared to $38.7 million in the third quarter of 2022. Revenues from our Virtual Care Infrastructure (“VCI”) segment were $18.5 million (57% of total revenues), an increase of 23% over revenues of $15.0 million in the third quarter of 2022, driven by strong video minute growth and the addition of numerous new hospital clients. Revenue from our Services segment were $10.9 million (33% of total revenues) in the third quarter of 2023, a decrease of 45% compared to $19.9 million in the third quarter of 2022, primarily as a result of the divestiture of our Innovations Group, Inc. (“IGI”) compounding pharmacy business on May 11, 2023 and the ramp down of our behavioral health operations in Missouri, partially offset by 31% growth in revenues in our behavioral health operations in Florida as a result of higher in-network and other patient volumes. Revenues from our Integrated Care Management (“ICM”) segment were $3.3 million (10% of total revenues) for the third quarter of 2023, a decrease of 13% compared to $3.8 million in the third quarter of 2022, primarily as a result of the loss of a customer.

Our gross margin expanded to 54% in the third quarter of 2023, up from 44% in the third quarter of 2022. Our VCI segment reported a gross margin of 58% in the third quarter of 2023, an increase from 48% for the third quarter of 2022, as a result of improved operating leverage in the business. Our Services segment reported a gross margin of 51%, an increase from 35% in the third quarter of 2022, primarily due to this quarter’s results being comprised almost entirely of the Florida Behavioral Health business and including only a minimal amount of activity from our lower margin Behavioral Health business in Missouri and none of the operations of our IGI compounding pharmacy business, which was divested in the second quarter of this year.

Our adjusted EBITDA was $5.4 million in the third quarter of 2023, representing an improvement of $6.7 million over adjusted EBITDA of $(1.2) million in the third quarter of 2022, primarily driven by a continued focus on cost control efforts, especially as it relates to corporate overhead.

Since 2021, UpHealth Holdings, Inc. (“UpHealth Holdings”), a subsidiary of UpHealth, has been a party to a legal action (the “Needham Action”) entitled Needham & Company LLC (“Needham”) v. UpHealth Holdings, Inc. and UpHealth Services, Inc. (“UpHealth Services”), which arose out of UpHealth Services’ engagement of Needham to provide placement and other financial advisory services. In September 2023, the trial court in New York issued a Decision and Order granting summary judgment in favor of Needham and denying UpHealth

Holdings’ and UpHealth Services’ motion for summary judgment. The Decision and Order concluded that Needham is entitled to fees in the amount of $31.3 million, plus prejudgment interest of $6.5 million, for a total judgment of $37.8 million, plus post-judgment interest of 9% per year. We are extremely disappointed by this Decision and Order and plan to aggressively appeal. However, as a result of the summary judgment, in the three and nine months ended September 30, 2023, we recorded additional expense of $29.8 million, which was included in acquisition, integration, and transformation costs in our unaudited condensed consolidated statements of operations.

In response to the unexpected summary judgement in favor of Needham, on September 19, 2023, UpHealth Holdings filed for voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in an effort to protect the considerable cash balances on the balance sheet of UpHealth Holdings while we pursue an appeal. Furthermore, on October 20, 2023, Thrasys, Inc. (“Thrasys”) and Behavioral Health Services (“BHS”), both wholly owned subsidiaries of UpHealth Holdings, and their subsidiaries filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. I’d like to clarify that UpHealth and its direct subsidiary Cloudbreak Health, LLC (“Cloudbreak”) and its indirect subsidiary TTC Healthcare, Inc. (“TTC”), a subsidiary of UpHealth Holdings, have NOT filed for Chapter 11 protection and remain operating in the normal course. All of these actions are further explained in detail within the context of this letter as I review the sequencing of events and provide an update on both the motions recently approved by the U.S. Bankruptcy Court for the District of Delaware.

As a result of the bankruptcy proceedings described above and the automatic designation of UpHealth Holdings and its subsidiaries as a “debtor-in-possession,” we determined that a reconsideration event occurred on September 19, 2023, which required us to reassess whether UpHealth Holdings was a Variable Interest Entity (“VIE”) and whether we continued to have a controlling financial interest in UpHealth Holdings. Based on this assessment, we concluded that UpHealth Holdings was a VIE, and furthermore, that we no longer had the ability to direct any activities of UpHealth Holdings and no longer have a controlling financial interest. As a result, effective September 30, 2023, we deconsolidated UpHealth Holdings and recorded a $59.1 million gain on deconsolidation of equity investment in our unaudited condensed consolidated statements of operations, measured as the difference between the fair value of UpHealth Holdings of $75.6 million and the carrying amount of UpHealth Holdings’ assets and liabilities as of September 30, 2023. We concluded that we would use the September 30, 2023, date for deconsolidation, as the last 12 days in the month were determined to not be material. As a result of this deconsolidation, the financial position of UpHealth Holdings as of December 31, 2022, and financial results of UpHealth Holdings in the three and nine months ended September 30, 2023, are included in our unaudited condensed consolidated financial statements and the financial position of UpHealth Holdings as of September 30, 2023, is not included in our unaudited condensed consolidated financial statements.

As it relates to Thrasys, we have decided to wind down and discontinue the operations of our ICM segment after determining that the market demand and margins associated with its heavily customized population health management software do not justify a continuation of services. We have executed, subject to U.S. Bankruptcy Court approval, perpetual, non-exclusive licenses and service arrangements through the end of 2023 with all three ICM customers, with the expectation these customers will hire the majority of our ICM employees and assume key executory contracts and the obligations of Thrasys under these contracts, with the result that Thrasys will no longer bear those obligations or utilize those contracts. We expect that the ICM segment will operate on a breakeven cash flow basis through the end of the fourth quarter when its operations will cease. Following the cessation of operation, the ICM segment will continue to own all of its intellectual property, subject to the non‑exclusive licenses being granted to the three ICM customers.

Subsequent to quarter end, on November 16, 2023, we announced we had entered into a definitive agreement to sell Cloudbreak and its Martti translation offering to a newly formed entity controlled by GTCR LLC for $180 million in cash and a Transaction Support Agreement with the majority of our secured and unsecured note holders. We will utilize the proceeds from the sale for payment in full or in part of our 2026 Unsecured and 2025 Secured Notes, as well as other expenses related to the transaction. The sale of Cloudbreak is expected to close during the first half of 2024, following the receipt of customary regulatory and stockholder approvals and closing conditions.

Upon the divestiture of Cloudbreak, UpHealth will focus exclusively on expanding our high quality, profitable Behavioral Health business located today in Florida consisting of TTC. I am very familiar with this business as I was one of its owners prior to the June 2021 transaction with UpHealth and I am delighted to renew my leadership role there. I am excited about the opportunities that exist for our Behavioral Health business to continue to expand its mental health service offerings and, with the more appropriate capital structure that will result from the sale of Cloudbreak, to pursue further geographic expansion.

On September 30, 2023, we reported $3.3 million of cash and cash equivalents. Due to the deconsolidation of UpHealth Holdings, this excludes approximately $35.6 million of cash at UpHealth Holdings as of September 30, 2023. In addition, this does not include approximately $7.0 million in cash in India that is held in a bank account which the Emergency Arbitrator has ordered cannot be accessed by Glocal Healthcare or UpHealth. Based on information currently available, we are forecasting cash and cash equivalent balances as of March 31, 2024 of $9.5 million at UpHealth and TTC, and $22.9 million at UpHealth Holdings, Thrasys, and BHS.

Before detailing the most recent events, I want to take a moment and recognize all constituents of UpHealth and those who continue on this journey with us. I, a fellow shareholder, understand this has certainly not been an easy journey. I can assure you that the UpHealth leadership team is more dedicated and focused than ever on its newly defined and simplified strategy to profitably scale TTC. Special thank you to Andy Panos, the head of our Cloudbreak business, for driving Cloudbreak’s strategic growth, while improving considerably the bottom line of the business, and to Lisa Fluxman, the head of our Behavioral Health business, for impeccable execution of the strategic expansion from treating addiction to serving patients in need of mental health treatment, while delivering a highly profitable business quarter after quarter.

I look forward to updating you as we move forward and execute on this strategy.

Chronological Events

A chronological overview of the most recent events is as follows:

•The trial court in New York issued a Decision and Order on September 14, 2023, granting summary judgment in favor of Needham and against UpHealth Holdings and UpHealth Services in a lawsuit unrelated to our operations. The Decision and Order provides that Needham is entitled to fees in the amount of $31.3 million plus interest.
•We reviewed the order and began exploring all options, including a potential settlement with Needham. We plan to vigorously appeal this decision.
•On September 19, 2023, UpHealth Holdings, a subsidiary of UpHealth, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code.
◦The bankruptcy filing will enable UpHealth Holdings to work to restructure its financials and continue to seek a fair resolution to the September 14, 2023 decision by the trial court in New York granting summary judgment in favor of Needham.
◦UpHealth, its direct subsidiary, Cloudbreak, and its indirect subsidiary, TTC, have NOT filed for Chapter 11 Protection and continue to operate in the normal course of business.
◦Pursuant to the terms of the Transaction Support Agreement, UpHealth and the majority of our secured and unsecured note holders have agreed that UpHealth will enter into Supplemental Indentures that will provide for waivers with respect to UpHealth and Cloudbreak, of the events of default under our indentures that resulted from UpHealth’s subsidiaries’ Chapter 11 filings.
•On October 11, 2023, organizational changes were announced, summarized as follows:
◦Martin Beck, previously CFO, was appointed CEO,
◦Jay Jennings, previously the CAO, assumed the role of CFO, and
◦20 corporate roles were eliminated.
•On October 20, 2023, Thrasys and BHS, both subsidiaries of UpHealth Holdings, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code. As previously disclosed, we discontinued operations of BHS earlier this year.
•On November 16, 2023, we announced we had entered into a definitive agreement to sell our wholly owned subsidiary, Cloudbreak, best known for its Martti translation offering, to GTCR for $180 million in cash.
•We will utilize the proceeds from the sale of Cloudbreak to repay in full or in part our 2026 Unsecured and 2025 Secured Notes, as well as other expenses related to the transaction. The sale of Cloudbreak is expected to close during the first half of 2024, following the receipt of customary regulatory and stockholder approvals and closing conditions, and will allow us to pursue a more simplified strategy that focuses on TTC, a growing, cash flow positive, Behavioral Health business.

Update on Voluntary Financial Restructuring, First and Second Day Motions

Following the commencement of their Chapter 11 cases, UpHealth Holdings, Thrasys and BHS (each of the entities in the proceeding, the “Debtors”) have filed a number of ordinary “first-” and “second-day” motions to continue ordinary course operations and allow for a smooth transition into Chapter 11. On October 24, November 1, and November 17, 2023, the U.S. Bankruptcy Court for the District of Delaware approved all of the “first-“ and “second-day” motions, including but not limited to confirming the worldwide automatic injunction of all litigation and creditor action against the Debtors, allowing the use of cash and the continued use of the Debtors’ cash management system, allowing payment to employees and independent contractors, and setting a deadline for creditors to file proofs of claim. Thrasys has also filed motions to effectuate a transition of the ICM business to its customers. A motion to pay retention bonuses to Thrasys employees involved in the transition of the ICM business through year end was approved by the U.S. Bankruptcy Court for the District of Delaware on November 17, 2023.

Third Quarter 2023 Results:
•Revenues were $32.7 million, compared to revenues for the third quarter of 2022 of $38.7 million. Revenues by segment were as follows:
•VCI revenues were $18.5 million (57% of total revenues), compared to revenues for the third quarter of 2022 of $15.0 million. The increase of $3.5 million in revenue from U.S. Telehealth compared to the third quarter of 2022 was primarily due to overall business growth, including an increase in minutes from both new and existing U.S. Telehealth customers.
•Services revenues were $10.9 million (33% of total revenues), compared to revenues for the third quarter of 2022 of $19.9 million. The decrease was primarily due to the strategic sale of IGI, which was completed in the second quarter of 2023, and the decision to wind-down a company within our Behavioral business, which contributed combined revenues of $11.6 million for the third quarter of 2022.
•ICM revenues were $3.3 million (10% of total revenues), compared to revenues for the third quarter of 2022 of $3.8 million. The decrease was primarily due to the loss of a customer in the third quarter of 2023.
•Gross margin expanded to 54% from 44% for the third quarter of 2022. Gross margins by segment were as follows:
•VCI gross margin was 58%, an increase from 48% for the third quarter of 2022, due to overall business growth, including an increase in minutes from both new and existing U.S. Telehealth customers.
•Services gross margin was 51%, an increase from 35% for the third quarter of 2022. The increase was primarily due to an increase in revenues in our Behavioral Health business, attributed to higher census and improved utilization, partially offset by the strategic sale of IGI, which was completed in the second quarter of 2023, and the decision to wind-down a company within our Behavioral Health business.

•ICM gross margin was 38%, a decrease compared to 75% for the third quarter of 2022. The decrease was primarily due to the loss of a customer in the third quarter of 2023.
•Loss from operations was $72.8 million, compared to loss from operations in the third quarter of 2022 of $120.0 million. Non-GAAP income from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $41.2 million and acquisition, integration, and transformation costs of $33.2 million, was $1.7 million for the third quarter of 2023. Non-GAAP loss from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $106.1 million and acquisition, integration, and transformation costs of $6.0 million, was $7.9 million for the third quarter of 2022.
•Net loss attributable to UpHealth was $20.6 million, compared to a net loss attributable to UpHealth for the third quarter of 2022 of $165.8 million. Non-GAAP net income attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $41.2 million and acquisition, integration, and transformation costs of $33.2 million, was $53.8 million for the third quarter of 2023. Non-GAAP net loss attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $106.1 million and acquisition, integration, and transformation costs of $6.0 million, was $53.6 million for the third quarter of 2022.
•Net loss per share attributable to UpHealth was $(1.12), compared to a net loss per share attributable to UpHealth for the third quarter of 2022 of $(11.17). Non-GAAP net income per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $41.2 million and acquisition, integration, and transformation costs of $33.2 million, was $2.92 for the third quarter of 2023. Non-GAAP net loss per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $106.1 million and acquisition, integration, and transformation costs of $6.0 million, was $(3.61) for the third quarter of 2022.
•Adjusted EBITDA was $5.4 million, which represented an improvement of $6.7 million compared to Adjusted EBITDA for the third quarter of 2022 of $(1.2) million.

Year-To-Date Third Quarter Results:
•Year-to-date revenues were $112.6 million, compared to year-to-date revenues for the third quarter of 2022 of $118.3 million. Revenues by segment were as follows:
•VCI year-to-date revenues were $52.8 million (39% of total year-to-date revenues), representing an increase of 11% compared to year-to-date revenues for the third quarter of 2022 of $47.4 million. The increase of $5.4 million in revenue from U.S. Telehealth compared to the third quarter of 2022 was primarily due to continued growth in both customers and fees.
•Services year-to-date revenues were $47.2 million (51% of total year-to-date revenues), compared to year-to-date revenues for the third quarter of 2022 of $56.7 million. The decrease was primarily due to the strategic sale of IGI, which was completed in the second quarter of 2023, and the decision to wind-down a company within our Behavioral business, which contributed combined revenues of $15.3 million and $33.5 million for the year-to-date third quarters of 2023 and 2022, respectively.
•ICM year-to-date revenues were $12.6 million (10% of total year-to-date revenues), compared to year-to-date revenues for the third quarter of 2022 of $14.2 million. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022 and the loss of a customer in the third quarter of 2023, partially offset by growth in professional services revenue from existing customers during the first half of the year.
•Year-to-date gross margin expanded to 54% from 44% for the year-to-date third quarter of 2022. Gross margins by segment were as follows:
•VCI gross margin was 56%, an increase from 44% for the year-to-date third quarter of 2022, due to overall business growth, including an increase in minutes from both new and existing U.S. Telehealth customers.
•Services gross margin was 49%, an increase from 34% for the year-to-date third quarter of 2022. The decrease was primarily due to the strategic sale of IGI, which was completed in the second quarter of 2023, and the decision to wind-down a company within our Behavioral business, which contributed combined gross margins of 34% and 27% for the year-to-date third quarters of 2023 and 2022, respectively.
•ICM gross margin was 60%, a decrease compared to 80% for the year-to-date third quarter of 2022. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022 and the loss of a customer in the third quarter of 2023, partially offset by growth in professional services revenue from existing customers during the first half of the year.
•Year-to-date loss from operations improved 43% to $84.3 million, compared to loss from operations in the year-to-date third quarter of 2022 of $148.0 million. Non-GAAP income from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $50.0 million and acquisition, integration, and transformation costs of $40.3 million, was $6.0 million for the year-to-date third quarter of 2023. Non-GAAP loss from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $112.3 million and acquisition, integration, and transformation costs of $15.2 million, was $20.5 million for the year-to-date third quarter of 2022.
•Year-to-date net loss attributable to UpHealth was $47.8 million, a 76% improvement compared to net loss attributable to UpHealth for the year-to-date third quarter of 2022 of $195.6 million. Non-GAAP net income attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $50.0 million and acquisition, integration, and transformation costs of $40.3 million, was $42.5 million for the year-to-date third quarter of 2023. Non-GAAP net loss attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $112.3 million and acquisition, integration, and transformation costs of $15.2 million, was $68.1 million for the year-to-date third quarter of 2022.

•Net loss per share attributable to UpHealth was $(2.74), compared to a net loss per share attributable to UpHealth for the year-to-date third quarter of 2022 of $(13.41). Non-GAAP net income per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $50.0 million and acquisition, integration, and transformation costs of $40.3 million, was $2.43 for the year-to-date third quarter of 2023. Non-GAAP net loss per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $112.3 million and acquisition, integration, and transformation costs of $15.2 million, was $(4.67) the year-to-date second quarter of 2022.
•Year-to-date Adjusted EBITDA was $17.2 million, which represented an improvement of $15.8 million compared to Adjusted EBITDA for the year-to-date second quarter of 2022 of $1.4 million.
Certain prior period amounts have been reclassified to conform with our current period presentation. Please refer to the discussion and tables under “Non-GAAP Financial Information.”

About UpHealth, Inc.

UpHealth is a global digital health company that delivers digital-first technology, infrastructure, and services to dramatically improve how healthcare is delivered and managed. UpHealth creates digitally enabled “care communities” that improve access and achieve better patient outcomes at lower cost, through digital health solutions and interoperability tools that serve patients wherever they are, in their native language. UpHealth’s clients include health plans, healthcare providers and community-based organizations. For more information, please visit https://uphealthinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding obtaining customary regulatory and stockholder approval, the closing, including its timing, of the sale of Cloudbreak, the use of proceeds of the sale, the granting of licenses to the customers of the ICM business and the assignment to and assumption by those customers of certain key executory contracts, the requirement for approval of such transactions involving the ICM business by the Bankruptcy Court, the projected operation and financial performance of UpHealth, including following the sale of Cloudbreak and the granting of licenses by and cessation of the ICM business, and anticipated cash flow of UpHealth, its product offerings and developments and reception of its product by customers, the arbitration and other legal disputes involving Glocal, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the closing conditions for the sale of Cloudbreak not being satisfied, the ability of the parties to close the sale on the expected closing date or at all, the ability of UpHealth to service or otherwise pay its debt obligations, including to holders of UpHealth’s convertible notes in the event the closing does not occur, opposition in the Bankruptcy Court process to the transactions with respect to the ICM business, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Additional Information and Where to Find It

In connection with the proposed sale of Cloudbreak, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s stockholders a proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://investors.uphealthinc.com.

Participants in the Solicitation

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed sale of Cloudbreak. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s Annual Meeting, as filed with the SEC on Schedule 14A on November 15, 2022. Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Investors Relations:
Shannon Devine (MZ North America)
Managing Director
203-741-8811
UPH@mzgroup.us

UPHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$3,342	$15,557
Accounts receivable, net	16,527	21,851
Inventories	—	161
Due from related parties	—	14
Prepaid expenses and other current assets	2,140	2,991
Assets held for sale, current	—	2,748
Total current assets	22,009	43,322
Property and equipment, net	10,228	14,069
Operating lease right-of-use assets	1,653	7,213
Intangible assets, net	23,683	31,362
Goodwill	80,310	159,675
Equity investment	96,768	21,200
Other assets	493	438
Assets held for sale, noncurrent	—	62,525
Total assets	$235,144	$339,804
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,187	$17,983
Accrued expenses	11,032	39,151
Deferred revenue	52	2,738
Due to related parties	2,544	229
Debt, current	143,889	—
Lease liabilities, current	3,664	5,475
Other liabilities, current	—	74
Liabilities held for sale, current	—	3,319
Total current liabilities	166,368	68,969
Related-party debt, noncurrent	—	281
Debt, noncurrent	—	145,962
Deferred tax liabilities	1,202	1,200
Lease liabilities, noncurrent	3,297	8,741
Other liabilities, noncurrent	147	727
Liabilities held for sale, noncurrent	—	7,787
Total liabilities	171,014	233,667

Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	695,152	688,355
Treasury stock, at cost	(17,000)	(17,000)
Accumulated deficit	(614,024)	(566,209)
Total UpHealth, Inc., stockholders’ equity	64,130	105,148
Noncontrolling interests	—	989
Total stockholders’ equity	64,130	106,137
Total liabilities and stockholders’ equity	$235,144	$339,804

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Services	$30,825	$27,600	$92,853	$81,382
Licenses and subscriptions	1,760	2,019	6,548	10,612
Products	96	9,047	13,248	26,312
Total revenues	32,681	38,666	112,649	118,306
Costs of revenues:
Services	14,493	14,913	43,191	46,903
License and subscriptions	425	463	1,147	913
Products	140	6,264	8,036	18,550
Total costs of revenues	15,058	21,640	52,374	66,366
Gross profit	17,623	17,026	60,275	51,940
Operating expenses:
Sales and marketing	2,745	4,648	9,785	11,621
Research and development	1,978	2,175	4,111	5,944
General and administrative	8,817	12,628	32,591	36,975
Depreciation and amortization	1,828	3,336	5,175	13,272
Stock-based compensation	598	2,126	2,645	4,588
Impairment of goodwill, intangible assets, and other long-lived assets	41,217	106,096	49,958	112,345
Acquisition, integration, and transformation costs	33,229	6,049	40,319	15,182
Total operating expenses	90,412	137,058	144,584	199,927
Loss from operations	(72,789)	(120,032)	(84,309)	(147,987)
Other income (expense):
Interest expense	(6,709)	(6,708)	(20,703)	(20,306)
Gain (loss) on deconsolidation of subsidiary	59,065	(37,708)	59,065	(37,708)
Gain (loss) on fair value of derivative liability	—	223	(3)	6,893
Loss on extinguishment of debt	—	(14,610)	—	(14,610)
Other income, net, including interest income	295	32	425	220
Total other income (expense)	52,651	(58,771)	38,784	(65,511)
Loss before income tax benefit (expense)	(20,138)	(178,803)	(45,525)	(213,498)
Income tax benefit (expense)	—	13,219	(867)	17,744
Net loss	(20,138)	(165,584)	(46,392)	(195,754)
Less: net income (loss) attributable to noncontrolling interests	467	178	1,423	(109)
Net loss attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$(47,815)	$(195,645)
Net loss per share attributable to UpHealth, Inc.:
Basic and diluted	$(1.12)	$(11.17)	$(2.74)	$(13.41)
Weighted average shares outstanding:
Basic and diluted	18,428	14,842	17,459	14,588

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended September 30,
	2023	2022
Operating activities:
Net loss	$(46,392)	$(195,754)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,624	17,274
Amortization of debt issuance costs and discount on convertible debt	8,200	10,130
Stock-based compensation	2,645	4,588
Impairment of property and equipment, goodwill, intangible assets, and other long-lived assets	49,958	112,270
Provision for credit losses	(99)	—
Loss on extinguishment of debt	—	14,610
(Gain) loss on deconsolidation of subsidiary	(59,065)	37,708
Loss (gain) on fair value of warrant liabilities	8	(190)
Loss (gain) on fair value of derivative liability	3	(6,893)
Deferred income taxes	—	(17,485)
Amortization of operating lease right-of-use assets	1,932	—
Changes in operating assets and liabilities:
Accounts receivable	880	(5,200)
Inventories	144	(126)
Prepaid expenses and other current assets	(1,961)	(592)
Accounts payable and accrued expenses	18,583	10,475
Operating lease liabilities	(1,612)	—
Income taxes payable	(393)	(758)
Deferred revenue	961	2,382
Due from related parties	(209)	(39)
Other liabilities	(658)	49
Net cash used in operating activities	(18,451)	(17,551)
Investing activities:
Purchases of property and equipment	(3,307)	(5,238)
Due to related parties	—	(14)
Deconsolidation of cash	(35,606)	(8,743)
Proceeds from sale of business, net of expenses	54,835	—
Net cash provided by (used in) investing activities	15,922	(13,995)
Financing activities:
Proceeds from equity issuance	4,155	—
Repayments of debt	(10,273)	(48,234)
Proceeds of debt	—	67,500
Payment of debt issuance costs	—	(1,475)
Repayment of forward share purchase	—	(18,521)
Repayments of seller notes	—	(18,680)
Payments of finance and capital lease obligations	(2,510)	(2,544)
Payments for taxes related to net settlement of equity awards	(3)	(95)
Payments of amounts due to members	(100)	—
Distribution to noncontrolling interest	(955)	(139)
Net cash used in financing activities	(9,686)	(22,188)
Effect of exchange rate changes on cash and cash equivalents	—	(459)
Net decrease in cash and cash equivalents	(12,215)	(54,193)
Cash and cash equivalents, beginning of period	15,557	76,801
Cash and cash equivalents, end of period	$3,342	$22,608

UPHEALTH, INC.
NON-GAAP FINANCIAL INFORMATION

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). To supplement UpHealth’s condensed consolidated financial statements presented in accordance with GAAP, UpHealth presents investors with non-GAAP financial measures, including Adjusted EBITDA.

•Adjusted EBITDA consists of net income (loss) attributable to UpHealth, Inc., excluding depreciation and amortization; stock-based compensation; impairment of goodwill, intangible assets, and other long-lived assets; acquisition, integration, and transformation costs; other income (expense); income tax benefit (expense); net income (loss) attributable to noncontrolling interests; and other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. Other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments, the cumulative effect of a change in accounting principles, or other expenses determined to be non-recurring.

UpHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to UpHealth’s financial condition and results of operations. Management believes that the items described above provide an additional measure of UpHealth’s operating results and facilitates comparisons of UpHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present, and future operating performance and as a supplemental means to evaluate UpHealth’s ongoing operations. UpHealth believes that these non-GAAP financial measures are useful to investors in their assessment of UpHealth’s operating performance.

Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. You should not consider this measure in isolation or as a substitute for analysis of UpHealth’s results as reported under GAAP. UpHealth compensates for these limitations by prominently disclosing GAAP financial measures and providing investors with reconciliations from UpHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

UPHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$32,681	$38,666	$112,649	$118,306

Gross margin	54%	44%	54%	44%

Net loss attributable to UpHealth, Inc.	$(20,605)	$(165,762)	$(47,815)	$(195,645)
Net income (loss) attributable to noncontrolling interests	467	178	1,423	(109)
Net loss	(20,138)	(165,584)	(46,392)	(195,754)
Other expense	(52,651)	58,771	(38,784)	65,511
Income tax expense (benefit)	—	(13,219)	867	(17,744)
Loss from operations	(72,789)	(120,032)	(84,309)	(147,987)
Depreciation and amortization	3,163	4,514	8,625	17,274
Stock-based compensation	598	2,126	2,645	4,588
Acquisition, integration, and transformation costs; impairment of goodwill, intangible assets, and other long-lived assets; and non-recurring expenses(2)	74,446	112,145	90,277	127,527
Adjusted EBITDA (Non-GAAP)	$5,418	$(1,247)	$17,238	$1,402

(1)See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.
(2)Amounts reflect acquisition, integration, and transformation costs and impairment of goodwill, intangible assets, and other long-lived assets from the condensed consolidated statements of operations, as well as other operating expenses considered to be non-recurring during the period.

UPHEALTH, INC.
SEGMENT INFORMATION AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Virtual Care Infrastructure(2)	$18,506	$14,978	$52,802	$47,423
Services(3)	10,908	19,893	47,225	56,653
Integrated Care Management(4)	3,267	3,795	12,622	14,230
Total	$32,681	$38,666	$112,649	$118,306

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross Profit:
Virtual Care Infrastructure(2)	$10,789	$7,186	$29,444	$21,090
Services(3)	5,593	6,986	23,232	19,465
Integrated Care Management(4)	1,241	2,854	7,599	11,385
Total	$17,623	$17,026	$60,275	$51,940

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Gross Margin %:
Virtual Care Infrastructure(2)	58%	48%	56%	44%
Services(3)	51%	35%	49%	34%
Integrated Care Management(4)	38%	75%	60%	80%
Total	54%	44%	54%	44%

See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.
(1)
Segment Information
The Company’s business is organized into three operating business segments:
Virtual Care Infrastructure;
Services; and
Integrated Care Management.
The reportable segments are consistent with how management views the Company’s services and products and the financial information reviewed by the chief operating decision makers. The Company manages its businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.

(2)
In the Virtual Care Infrastructure segment, which consists of the U.S. Telehealth business, the Company provides its customers with a unified telehealth solution and digital health tools, marketed under the name MarttiTM, aimed at increasing access to healthcare and resolving health disparities across the care continuum. As discussed in Note 1, Organization and Business, to the Company’s condensed consolidated financial statements, the Company deconsolidated Glocal, which comprised the International Telehealth business, during the three months ended September 30, 2022; therefore, the financial results of Glocal for the nine and months ended September 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial results of Glocal as of September 30, 2023 and for the three and nine months then ended are not included in our unaudited condensed consolidated financial statements.

(3)
In the Services segment, which consists of the Behavioral business, the Company provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. The Company offers a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs. During the three months ended June 30, 2023, we substantially completed the wind-down of a company within our Behavioral business. The Services segment also consisted of the Pharmacy business, which sold custom compounded medications, until the sale of the business on May 11, 2023.

(4)
In the Integrated Care Management segment, the Company provides its customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNetTM” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.